UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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WESTERN LIBERTY BANCORP
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8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Western Liberty Bancorp. The meeting will begin at 10:00 a.m. Pacific Time on June 20, 2012 at the main office, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada.

The proposals that will be acted upon at the meeting are described in the attached proxy statement. It is important that your views be represented even if you will not be present at the Annual Meeting. You may cast your vote by signing and dating the enclosed proxy card and promptly returning it in the accompanying return envelope. No postage is necessary if this envelope is mailed in the United States. If you wish to do so, you may instead vote using the internet, by following the instructions given on the enclosed proxy card.

We appreciate your investment in Western Liberty Bancorp. We urge you to vote as soon as possible.

Sincerely,

William E. Martin
Chief Executive Officer

8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Western Liberty Bancorp will be held at the main office, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada on Wednesday, June 20, 2012, at 10:00 am local time. A proxy form and a proxy statement for the 2012 Annual Meeting of Stockholders are enclosed. The meeting will be held for the following purposes —

1)	to elect directors to serve until the annual meeting in 2013 or until their successors are elected and qualified,

2)	to ratify the Audit Committee’s appointment of Crowe Horwath LLP as independent auditor for the fiscal year ending December 31, 2012, and

3)	to transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Any action may be taken on these proposals at the 2012 annual meeting on the date specified or on any date or dates to which the annual meeting is adjourned or postponed. The board of directors is not aware of any other business to be conducted at the annual meeting.

Holders of common stock of record at the close of business on the April 23, 2012 record date are entitled to vote at the annual meeting.

Stockholders have a choice of voting on the internet or by mailing a proxy card. Your vote is important and you are therefore urged to vote promptly by using the internet or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to attend the annual meeting in person. If you vote by internet, you do not need to return the proxy card. Internet voting information is provided on the proxy card.

By Order of the Board of Directors,

April 26, 2012

William E. Martin
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 20, 2012: Western Liberty Bancorp’s proxy statement, along with its Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://www.cstproxy.com/westernlibertybancorp/2012

8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

PROXY STATEMENT

Western Liberty Bancorp’s board of directors is soliciting your proxy for use at the 2012 Annual Meeting of Stockholders and at any adjournments or postponements thereof. The annual meeting will be held on Wednesday, June 20, 2012 at 10:00 am Pacific Time. The meeting will be held at the main office, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being mailed to stockholders on or about April 26, 2012.

References in this proxy statement to “we,” “us,” and “our” mean Western Liberty Bancorp, its subsidiaries, including Service1st Bank of Nevada, or all entities, depending on the context. When used in this proxy statement, the term annual meeting includes any adjournment or postponement of the meeting.

PURPOSE OF THE MEETING

At the annual meeting we will ask stockholders to elect six directors to serve until the annual meeting in 2013 or until their successors are elected and qualified. We will also ask stockholders to ratify the appointment of Crowe Horwath LLP as independent auditor for the fiscal year ending December 31, 2012, which appointment was made by the Audit Committee of our board of directors. We know of no business to be conducted at the annual meeting other than election of directors and ratification of our independent accounting firm. If any other proposals are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote on those other proposals in accordance with their best judgment.

RECORD DATE AND OUTSTANDING SHARES

If you were a stockholder at the close of business on the April 23, 2012 record date, you are entitled to vote at the annual meeting. As of April 23, 2012 there were 13,466,535 shares of Western Liberty common stock issued and outstanding, which are our only securities entitled to vote at the annual meeting.

QUORUM

Whether present in person or represented by proxy, the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, stockholders who are present in person or by proxy will have the power to adjourn the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum for the transaction of business.

VOTING REQUIREMENTS, ABSTENTIONS, AND BROKER NON-VOTES

A plurality of the votes cast is sufficient to elect each of our nominees for director. The affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the proposal to ratify the appointment of our independent registered public accounting firm is necessary for approval of that proposal.

Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name through a bank, broker, or other nominee holder and if you do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Because brokers have discretionary authority to vote on the proposal to ratify our independent registered public accounting firm, we do not expect any broker non-votes on that proposal. Brokers do not have discretionary authority to vote on the election of directors, however.

VOTING AND REVOCATION OF PROXIES

The enclosed proxy is for use if you are unable to attend the annual meeting in person or if you wish to have your shares voted by proxy even if you attend the annual meeting. Regardless of whether you plan to attend the annual meeting, please vote your shares over the internet or by completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold your shares in the name of a bank or broker, the availability of internet voting will depend on the voting processes of the bank or broker.

Proxies may be used at the annual meeting only and will not be used for any other meeting. Stockholders who execute proxies retain the right to revoke them at any time before completion of the annual meeting, but revocation will not affect a vote previously taken. You may revoke a proxy by —

•	attending the annual meeting and advising Western Liberty’s Secretary that you intend to vote in person (but your attendance at the annual meeting will not constitute revocation of a proxy),

•	giving a subsequent proxy relating to the same shares, or

•	filing with the Secretary at or before the annual meeting a written notice of revocation bearing a later date than the proxy.

Unless revoked, the shares represented by proxies will be voted at the annual meeting. A written notice revoking a proxy should be delivered to Patricia A. Ochal, Western Liberty Bancorp, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113.

A stockholder’s proxy will be voted in accordance with the stockholder’s instructions. If a proxy is signed and submitted but no instructions are given, the persons named in the proxy intend to vote FOR the director nominees identified in this proxy statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent auditor for the fiscal year ending December 31, 2012. Stockholders are not entitled to cumulate their votes in the election or removal of directors or otherwise.

HOW TO VOTE

Stockholders of record (that is, stockholders who hold shares in their own name) can vote any one of three ways —

1)	By Mail: Stockholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes in the enclosed proxy card, then sign, date, and promptly return the card in the enclosed, stamped envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our board of directors.

2)	By the Internet: After reading carefully the material in this proxy statement, you may vote your shares electronically through the internet by following the instructions on the accompanying proxy.

3)	In Person: You can attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Please note that only record or beneficial owners of our common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement. Persons designated as a proxy for a record or beneficial owner must also present the writing evidencing his or her appointment as proxy for the record or beneficial owner.

If your shares are held in the name of a bank, broker, or other holder of record (that is, in “street name”), you will receive voting instructions from the holder of record. You must follow those instructions in order for your shares to be voted.

SOLICITATION EXPENSES

We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, but they will not be specifically compensated for doing so. Arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Continental Stock Transfer & Trust Co. to assist with the mailing, collection, and administration of proxies. Continental’s fee is estimated to be $3,500 plus reasonable out-of-pocket expenses.

INSPECTOR OF ELECTION

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Stock ownership of directors, nominees, and executive officers. The following table shows the beneficial ownership of Western Liberty Bancorp common stock on the part of each of our current directors, each director nominee, and each of our current executive officers identified in the Summary Compensation Table located elsewhere in this proxy statement, as well as the beneficial ownership of all current directors, nominees, and current executive officers as a group. For purposes of the table, a person is considered to beneficially own any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Shares deemed to be outstanding for purposes of computing percent of stock consist of the 13,466,535 shares that are outstanding, plus the number of shares each individual has the right to acquire within 60 days by exercise of options or warrants.

current directors, director nominees, and current named executive officers	shares beneficially owned	shares acquirable within 60 days by exercise of options and warrants	percent of stock
Jason N. Ader (1)	400,367	—	3.0%
Curtis W. Anderson, CPA (2)	29,986	4,330	*
Richard A.C. Coles	50,195	—	*
Michael B. Frankel, Chairman	50,000	—	*
William E. Martin, Chief Executive Officer (3)	163,495	—	1.2%
Terrence L. Wright, Vice Chairman	79,011	4,330	*
Richard Deglman, Chief Credit Officer (4)	—	21,420	*
Patricia A. Ochal, acting Chief Financial Officer (5)	10,661	28,558	*
All directors, nominees and executive officers as a group (8 people)	783,715	58,638	6.2%

* does not exceed 1.0%

(1)  The securities attributable to Jason N. Ader include 69,764 shares held in his individual capacity, 330,423 shares held by Ader Investment Management LLC (formerly known as Hayground Cove Asset Management LLC), of which Mr. Ader is the sole member, through investment entities affiliated with Ader Investment Management LLC, and 180 shares held for the account of his immediate family. Ader Investment Management is controlled by Jason N. Ader and he and his father are investors in the entities affiliated with Ader Investment Management. As a condition to obtaining Federal Reserve approval of the Service1st Bank acquisition, Director Jason N. Ader made a number of commitments to the Federal Reserve on behalf of Ader Investment Management and affiliated entities. Unless written approval of the Federal Reserve is obtained in advance, Ader Investment Management committed that it and its affiliated entities will not (x) have more than one representative on the board of directors of Western Liberty Bancorp or Service1st Bank, (y) exercise a controlling influence over the management or policies of Western Liberty Bancorp or Service1st Bank, or (z) have an interest of 4.9% or more in our voting securities, including for purposes of calculating the 4.9% threshold the voting securities held by Jason N. Ader or by other officers and directors of Ader Investment Management. No Ader Investment Management representative may serve as an officer or employee of Western Liberty Bancorp or Service1st Bank, and no director representative of Ader Investment Management may serve as chairman of the board of directors of Western Liberty Bancorp or of Service1st Bank. At the conclusion of the October 28, 2010 acquisition of Service1st Bank, Mr. Ader received an award of 50,000 restricted stock units. Each restricted stock unit is fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change in control occurs, without payment of any additional consideration for the shares. The shares issuable at settlement of the restricted stock units are not included in the table.

(2)  Includes shares held by Mr. Anderson as a co-manager of a limited liability company.

(3)  Mr. Martin holds 124,223 unvested shares of restricted stock. When the acquisition of Service1st Bank occurred on October 28, 2010, Mr. Martin became entitled by the terms of his February 8, 2010 Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $1.0 million. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Martin was awarded 155,279 shares. The shares of restricted stock vest in substantially equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to Mr. Martin’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. By the terms of the employment agreement Mr. Martin is prevented from selling the shares for one year after the shares become vested, except that he may sell a number sufficient to pay taxes imposed on account of share vesting. If Mr. Martin terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Martin may not transfer the shares that are subject to that potential forfeiture unless he first receives written approval from Western Liberty Bancorp. The beneficial ownership of Mr. Martin shown in the table does not include options to acquire a total of 23,798 shares of common stock, which options would vest and become exercisable on December 31, 2012 if Service1st Bank’s total deposits are equal to or greater than $750 million on that date.

(4)  The beneficial ownership of Mr. Deglman shown in the table does not include an option to acquire 14,279 shares, which option will vest in two equal annual installments on August 11, 2012 and August 11, 2013.

(5)  The beneficial ownership of Ms. Ochal shown in the table does not include an option to acquire 7,140 shares, which option will vest in two equal annual installments on August 11, 2012 and August 11, 2013.

Owners of more than 5% of our stock. No person is known by us to own beneficially more than 5% of the outstanding common stock except as follows.

	shares beneficially owned	percent of stock
Fidelity Management and Research Company (1)	2,750,000	20.4%
Mendon Capital Advisors Corp. (2)	1,907,642	14.2%
Weiss Multi-Strategy Advisers LLC (3)	1,165,817	8.7%
Wellington Management Company, LLP (4)	1,230,937	9.1%
Wells Fargo, et al (5)	1,174,159	8.7%

(1)  Beneficial ownership is based on information contained in a Form 13G/A filed by FMR LLC with the SEC on November 10, 2011. FMR LLC acts as investment advisor to affiliated investment funds and has voting or investment power over the Western Liberty Bancorp shares held by the funds. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)  Beneficial ownership is based on information contained in a Schedule 13G/A filed by Mendon Capital Advisors Corp., Anton V. Schutz, Burnham Financial Industries Fund, and Burnham Asset Management Corp. with the SEC on February 13, 2012. Mendon Capital Advisors Corp. and Burnham Asset Management Corp. act as investment advisor to Burnham Financial Industries Fund, which is a registered investment company. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp. The business address of Mendon Capital Advisors Corp. and Anton V. Schutz is 150 Allens Creek Road, Rochester, New York 14618. The business address of Burnham Financial Industries Fund and Burnham Asset Management Corp. is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.

(3)  Beneficial ownership is based on information contained in a Schedule 13G/A filed by Weiss Multi-Strategy Advisers LLC, George A. Weiss, and Frederick E. Doucette III with the SEC on February 13, 2012. The business address of Weiss Multi-Strategy Advisers LLC and Messrs. Weiss and Doucette is One State Street, 20th Floor, Hartford, Connecticut 06103.

(4)  Beneficial ownership is based in part on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP and in a Schedule 13G filed with the SEC on April 20, 2012 by Ithan Creek Master Investors (Cayman) L.P. and by Wellington Hedge Management, LLC. According to the Schedule 13G filed with the SEC on April 20, 2012, Ithan Creek Master Investors (Cayman) L.P. holds 837,520 shares, or 6.2%. Wellington Hedge Management, LLC is the sole general partner of Ithan Creek Master Investors (Cayman) L.P. As an investment adviser, Wellington Management may be deemed to have beneficial ownership of 1,230,937 shares of common stock owned by numerous investment advisory clients, including the 837,520 shares held by Ithan Creek Master Investor (Cayman) L.P. Wellington Management has shared voting authority over 1,004,937 shares and shared dispositive power over 1,230,937 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended. The business address of Wellington Management Company is 280 Congress Street, Boston, Massachusetts 02210.

(5)  Beneficial ownership is based on information contained in a Schedule 13G/A filed by Wells Fargo and Company, Wells Capital Management Inc., and Wells Fargo Funds Management, LLC with the SEC on January 25, 2012. The business address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. The business address of Wells Capital Management Inc. and Wells Fargo Fund Management, LLC is 525 Market Street, 10th Floor, San Francisco, California 94105.

During the processing of our regulatory application to acquire Service1st Bank in 2010, the Federal Reserve requested passivity commitments from certain significant stockholders as a condition to granting approval of the acquisition. In the case of entities, investment funds, or other non-individual investors holding a substantial percentage of the voting stock of a bank or bank holding company, it is common for these investors to make passivity commitments as an alternative to registering as and becoming subject to regulation and supervision as bank holding companies under the Bank Holding Company Act of 1956 and Regulation Y of the Federal Reserve.

FIRST PROPOSAL — ELECTION OF DIRECTORS

Board nominees for election. The board has nominated six individuals for election at the annual meeting, each to hold office until the next annual meeting or until a successor is elected and qualified. If a director nominee identified in this proxy statement is unable to serve, which the board of directors does not anticipate, the proxy may be voted for a substitute nominee selected by the board of directors. Because the number of directors is fixed at nine by section 3.01(a) of our Bylaws, three director vacancies exist. The proxies solicited by the board cannot be voted for a greater number of persons than the six nominees identified in this proxy statement.

With the recommendation of the Governance and Nominating Committee, the individuals nominated by the board of directors for election are —

	age	director since
Jason N. Ader	44	2007
A member of the board since our formation in 2007, Mr. Ader served as our Chief Executive Officer and Chairman of the Board from December 2008 through October 2010. Mr. Ader founded and serves as Chief Executive Officer of Ader Investment Management LLC. Mr. Ader is the Executive Chairman of Reunion Hospitality Trust, Inc., formed to invest in and acquire hospitality and related investments, and he is Chairman of the Board of India Hospitality Corp., which owns flight catering, hotel, and restaurant businesses in India, and was, from inception until December 2008, its Chief Executive Officer. Mr. Ader serves as a director of the Las Vegas Sands Corp., a company whose stock trades on the New York Stock Exchange. Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Inc. from 1995 to 2003, where he performed equity and high-yield research for more than 50 companies in the gaming, lodging, and leisure industries. From 1993 to 1995 he was a Senior Analyst at Smith Barney, and from 1990 to 1993 he was a buy-side analyst at Baron Capital. Rated one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years, from 1994 to 2002, Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Ader was nominated for election as a director because of his extensive business management experience, his capital markets expertise, and his proven leadership ability as the founder and CEO of an investment advisor firm.

	age	director since
Curtis W. Anderson, CPA	62	2010
A director of Service1st Bank since it opened in January of 2007, Mr. Anderson is a founder, partner, and since 1988 the Chief Executive Officer of Fair, Anderson and Langerman CPAs, providing accounting and business advisory services to businesses and individual clients. A 1971 graduate of the University of Notre Dame, Mr. Anderson earned his CPA license in 1974 and is a member of the American Institute of CPAs and the Nevada Society of CPAs. Formerly a partner with McGladrey & Pullen, LLP, Mr. Anderson is also an active real estate investor and developer. He is a broker and officer of MDL Group, a real estate brokerage and management firm, and since 2007 has been serving as a Manager of Triple Crown Painting and Drywall LLC, a commercial painting subcontractor. Mr. Anderson’s community involvement includes Opportunity Village Foundation Board Chairman and Police Athletic League (PAL) Treasurer. Mr. Anderson was nominated for election as a director because of his extensive business management experience, his accounting and financial expertise, his proven leadership ability as the founder and CEO of a local accounting firm, and his extensive knowledge of the market in which Service1st Bank conducts business. An investment partnership with which Mr. Anderson is associated has defaulted on a non-recourse loan secured by an office building in Las Vegas. The creditor is a non-bank entity that is not affiliated with Western Liberty Bancorp or Service1st Bank. A receiver was appointed for the building in December of 2011. Mr. Anderson is one of three managers of the limited liability company that acts as general partner of the investment partnership, and he has 10% equity interest in both the limited liability company and the partnership. With the decline in business conditions affecting Clark County, Nevada in the last several years, the building suffered a significant decline in tenant occupancy, which led to payment default. When the lender requested additional paydown of principal to remedy the payment default, the limited partners did not agree to make additional capital contributions, with the result that the limited liability company consented to a court-appointed receiver for the property.

Richard A.C. Coles	44	2008
Co-Managing Principal and member of the Investment Committee of the Emmes Group of Companies, a consulting company that provides strategic business development, assessment, and planning services to the technology, information security, Internet, biotechnology, and pharmaceutical industries. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day-to-day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York as well as the Pension Real Estate Association. Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business. Mr. Coles was nominated for election as a director because of his extensive business management experience and his strategic business expertise. An investment partnership with which Mr. Coles is associated defaulted on a non-recourse loan secured by an eight-property office park in Troy, Michigan. The creditor was a foreign bank entity that is not affiliated with Western Liberty Bancorp or Service1st Bank. In 2010 the investment partnership surrendered the office park property to the lender and in exchange was released from any further claims.

	age	director since
Michael B. Frankel, Chairman	75	2008
A member of the Board since December 2008 and Chairman of the Board since October 2010, Mr. Frankel is a private investor. From 1982 to June 2008 he was employed at Bear, Stearns & Co. Inc., serving beginning in July 1990 as Senior Managing Director. While at Bear Stearns Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982 Mr. Frankel was employed at L.F. Rothschild & Co., where since 1973 he was a General Partner. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College. Mr. Frankel was nominated for election as a director because of his extensive business management experience and his capital markets expertise.

William E. Martin, Chief Executive Officer	70	2010
A member of the Board and our Chief Executive Officer since October 2010, Mr. Martin has been the Chief Executive Officer and Vice Chairman of the Board of Service1st Bank of Nevada since December 2007. A graduate of the University of North Texas, Mr. Martin was for 15 years a national bank examiner in California and Nevada with the Office of the Comptroller of the Currency. In 1978 he was placed in charge of the OCC’s national problem bank group. While with the OCC Mr. Martin was also Deputy Comptroller for Multinational Banking, with responsibility for primary oversight of the eleven largest national banks. He was one of three U.S. representatives appointed to the Basel Committee. He left the OCC in 1983 and became President and Chief Executive Officer of Nevada National Bank, a $700 million asset statewide bank, and its parent company, Nevada National Bancorporation, which in 1989 was acquired by Security Pacific National Bank. Later that year he joined Pioneer Citizens Bank as President and Chief Executive Officer. That bank grew from $110 million in assets to over $1.1 billion when it was acquired by Zions Bancorporation and merged into Nevada State Bank in 1999. For the next seven years Mr. Martin was Chairman, President, and Chief Executive Officer of Nevada State Bank, a nearly $4 billion institution with 70 statewide branch offices when Mr. Martin left that bank and joined Service1st Bank of Nevada in 2007. Mr. Martin has been involved at a board or active participation level in numerous civic activities in his 27 years in Nevada, including chairmanships of the Nevada State College Foundation, Las Vegas Chamber of Commerce, Opportunity Village for Intellectually Handicapped Citizens, Nevada Development Capital Corporation, and Water Conservation Coalition. Mr. Martin was nominated for election as a director because of his role as Chief Executive Officer, his extensive business management experience, his extensive knowledge of the market in which Service1st Bank conducts business, and his decades of banking experience both as a banker and as a regulator of banks.

	age	director since
Terrence L. Wright, Vice Chairman	62	2010
A director of Service1st since it opened in January of 2007, Mr. Wright is majority owner and Chairman of the Board of Nevada Title Company, which has more than 250 employees and provides title services through a number of locations in southern Nevada. Mr. Wright also is the owner and Chief Executive Officer of Nevada Construction Services, as well as principal stockholder, Chairman of the Board, and Chief Executive Officer of Westcor Land Title Insurance Company, the first domestic title insurance company in Nevada, which is now licensed in 40 states. Mr. Wright received his undergraduate degree in Business Administration and his Juris Doctorate from DePaul University in Chicago. He is a member of the California and Illinois bar associations. Mr. Wright has served on the board of directors of the Nevada Land Title Association as well as the board of directors of Pioneer Citizens Bank and First Interstate Bank. He is also past chairman of the Nevada Development Authority, the Nevada Chapter of the Young Presidents Organization and the UNLV Foundation. Additionally, Mr. Wright serves on the board of the Council for a Better Nevada and the board of Southwest Gas Corporation, where he is a member of the audit and compensation committees. Mr. Wright was nominated for election as a director because of his extensive business management and entrepreneurial experience, because of his extensive knowledge of the market in which Service1st Bank conducts business, because of his decades-long experience in the title business and construction-related business and the resulting expertise that gives us access to, and because of his proven business leadership ability. A limited partnership with which Mr. Wright is associated has defaulted on an approximately $10.3 million borrowing from a bank lender, which loan is secured by a 527-acre property in Austin, Texas. Mr. Wright is one of two managers of the limited liability company that acts as general partner of the limited partnership borrower, he has a 9.9% equity interest in the limited partnership, and he personally guaranteed the loan. The parties finalized a negotiated settlement of all of their claims on February 7, 2012. The bank lender is not affiliated with Western Liberty Bancorp or Service1st Bank.

The board of directors recommends a vote FOR election of these nominees

Corporate governance. Director independence. Our stock is listed on the Nasdaq Global Market under the symbol WLBC. Nasdaq listing standards generally require that a majority of a listed company’s board of directors be independent, that the company’s audit committee be comprised entirely of independent directors, and that the board’s compensation oversight function and director nomination function be performed entirely by directors who are independent. A majority of our directors are independent, as the term independence is defined in Rule 5605(a)(2) of the National Association of Securities Dealers, Inc.’s Nasdaq listing standards and as defined in the Securities and Exchange Commission’s Rule 10A-3(b)(1). According to Nasdaq Rule 5605(a)(2), a director of a Nasdaq-listed company is independent (x) if he or she is not an officer or employee of the company or its subsidiaries, (y) if he or she does not have a relationship with the company that, in the opinion of the listed company’s board of directors, would interfere with the director’s independent judgment in the exercise of his or her responsibilities as a director, and (z) if he or she satisfies all of the following standards —

•	is not employed by the listed company now and was not employed by the listed company during the last three years,

•	has not accepted — and his or her family members have not accepted — any compensation from the listed company exceeding $120,000 during any period of 12 consecutive months within the 3 years preceding the determination of independence (other than compensation for board or board committee service, compensation paid to a family member who is a non-executive employee, benefits under a tax-qualified retirement plan, or non-discretionary compensation),

•	is not a family member of an individual who is or was during the last three years employed by the listed company as an executive officer. The term family member includes a person’s spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or anyone else residing in such person’s home,

•	is not — and his or her family members are not — a partner in or a controlling shareholder or an executive officer of any organization to which the listed company made or from which the listed company received payments for property or services in the last three years exceeding 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is greater (other than payments arising solely from investments in the listed company’s securities or payments under non-discretionary charitable contribution matching programs),

•	is not — and his or her family members are not — employed as an executive officer of another entity on whose compensation committee any of the listed company’s executive officers served during the past three years, and

•	is not — and his or her family members are not — a current partner of the listed company’s outside auditor or a former partner or employee of the listed company’s outside auditor who worked on the listed company’s audit during the last three years.

Applying these standards, the board has determined that all of the current directors and director nominees are independent directors, except for Director and Chief Executive Officer William E. Martin and Director Jason N. Ader. Audit committee members are subject to the additional independence standards of Securities and Exchange Commission Rule 10A-3(b)(1) that are incorporated into Nasdaq rules, such as a prohibition on receipt from the company of any compensation for consulting or advisory services. The board also considered former Directors Robert G. Goldstein, Steven D. Hill, and Blake Sartini to be independent. Former Director Goldstein’s resignation became effective on March 9, 2012. Former Director Hill’s resignation became effective on October 1, 2011. Former Director Sartini’s resignation became effective on February 14, 2011.

We expect our directors to attend all board and committee meetings and to spend the time and meet as frequently as necessary for the proper discharge of their duties. There were eleven board meetings in 2011. With the exception of former Directors Goldstein and Hill, all of our directors attended 75% or more of the sum of all meetings of the committees on which they served and all meetings of the board during the time they served as a director in 2011. The board’s standing committees include an Audit Committee, Compensation Committee, and Governance and Nominating Committee. Each of the committees operates according to a written charter adopted by the board. A copy of the charters is available at http://www.westernlibertybancorp.com. The board encourages directors to attend the annual meeting of stockholders. All six director nominees attended the 2011 annual meeting.

Audit Committee. The Audit Committee consists of Directors Curtis W. Anderson, Richard A.C. Coles, and Terrence L. Wright, with Director Anderson serving as committee chairman. The committee must consist of at least three directors. The duties of the Audit Committee include but are not limited to —

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements, and internal control system,

•	reviewing and appraising the audit efforts and independence of our independent auditor and internal finance department,

•	reviewing and discussing with our internal auditors and the independent auditor their audit scope and plan,

•	discussing with management, our internal auditors, and the independent auditor the adequacy and effectiveness of our internal controls over financial reporting, disclosure controls and procedures, the integrity of our financial reporting processes, and the adequacy of our financial risk management programs and policies, including recommendations for improvement,

•	obtaining and reviewing written reports from the independent auditor regarding the firm’s internal quality control procedures,

•	establishing procedures for the receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters,

•	establishing policies for hiring employees or former employees of our independent auditor,

•	reviewing and approving all related party transactions,

•	reviewing with our independent auditor our accounting practices and policies, and

•	providing an open avenue of communications among our independent auditor, financial and senior management, our internal finance department, and the board.

The Audit Committee is required by its charter to meet at least four times each year. The committee met six times in 2011.

Compensation Committee. The Compensation Committee consists of Directors Curtis W. Anderson and Richard A.C. Coles, with Director Coles serving as committee chairman. The committee is required by its charter to consist of at least three directors, so there currently is one vacancy on the committee. The purpose of the Compensation Committee is to assist the board with fulfillment of the board’s fiduciary obligation for oversight of our compensation plans, policies, and programs. The duties of the Compensation Committee include but are not limited to —

•	overseeing succession planning for senior management,

•	reviewing the performance and advancement potential of current and future senior management and succession plans for each as well as reviewing the retention of high-level, high-potential succession candidates,

•	assessing the compensation structure of the organization and adopting a written statement of compensation philosophy and strategy, selecting a peer group and reviewing executive compensation in relation to the peer group,

•	reviewing the goals and objectives relating to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance, and making recommendations for improving performance,

•	reviewing and approving compensation for all other officers, evaluating the responsibilities and performance of those officers, and making recommendations for improving performance,

•	administering officer compensation programs and equity-based plans and making recommendations to the board concerning incentive compensation plans and equity-based plans,

•	evaluating and making recommendations for compensation of directors, and

•	approving, monitoring, amending, and terminating ERISA-governed employee benefit plans.

Under its charter, the Compensation Committee may delegate responsibility for administration of incentive compensation, equity compensation, and other compensation programs as appropriate and consistent with applicable law.

Governance and Nominating Committee. The Governance and Nominating Committee consists of Directors Michael B. Frankel and Terrence L. Wright, with Director Frankel serving as committee chairman. The committee is required by its charter to consist of at least three directors, so there currently is one vacancy on the committee. The duties of the Governance and Nominating Committee include but are not limited to —

•	monitoring the overall board composition and the independence of the board under Nasdaq independence standards,

•	determining director qualification standards,

•	reviewing the performance of the board as a whole,

•	identifying and recommending qualified director candidates,

•	considering and recommending to the board nominees to stand for election at the annual meeting, including stockholder recommendations,

•	recommending nominees to fill director vacancies as they arise,

•	selecting, evaluating, and recommending to our board membership on board committees,

•	determining committee membership standards and overseeing the annual committee self-evaluations,

•	developing and overseeing board governance principles and a board code of conduct, and

•	evaluating and approving the Compensation Committee’s recommendations for director compensation.

The Governance and Nominating Committee recommends candidates for election to the board, but the board makes the final nominations that are voted upon by stockholders. In addition to considering candidates suggested by stockholders as provided in “Communication with the board of directors” below, the Governance and Nominating Committee will consider potential candidates recommended by current directors, by company officers, by employees, or by others.

The Governance and Nominating Committee believes that a director nominee should have qualities and skills that, when considered together with the qualities and skills of the other director nominees, assist our board with oversight of our business and operations and with establishment and pursuit of our strategic objectives. The Governance and Nominating Committee believes that persons to be nominated should at a minimum be actively engaged in business endeavors, should have an understanding of financial statements, corporate budgeting, and capital structure, should be familiar with the requirements of a publicly traded company, should be familiar with industries relevant to our business endeavors, should be willing to devote significant time to the oversight duties of the board of directors, and should be able to promote a diversity of views based on professional experience, education, skill, and other individual qualities and attributes. The Governance and Nominating Committee will evaluate candidates from a variety of educational and professional backgrounds to foster diversity on the board. The Governance and Nominating Committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons who will implement our business plan, perpetuate our business, and represent stockholder interests. The Governance and Nominating Committee may require specific skills or attributes, such as financial or accounting experience, to satisfy particular board needs arising from time to time. The Governance and Nominating Committee will not distinguish among nominees recommended by stockholders and nominees recommended by others.

In order to appoint a new director or senior executive officer or to change the responsibilities of a senior executive officer, each of Western Liberty Bancorp and Service1st Bank is required to provide advance written notice to and to obtain the non-objection of its primary bank regulatory agency: the Federal Reserve Bank in the case of Western Liberty Bancorp and the FDIC in the case of Service1st Bank. Until this enhanced regulatory oversight of the composition of the board and management ends, the appointment of a new director, the appointment of a new senior executive officer, or a change in the responsibilities of a senior executive officer will involve a regulatory application process that can, depending on the circumstances of each individual, be concluded in one month in some cases or last for a number of months in other cases. This would apply to any new director nominee, whether nominated by the board or by a stockholder. The enhanced regulatory oversight of the composition of the bank’s board and management is the result of an agreement we entered into with the FDIC relating to the October 28, 2010 acquisition of Service1st Bank. The enhanced regulatory oversight of the composition of Western Liberty Bancorp’s board and management is part of an informal understanding we entered into with the Federal Reserve Bank of San Francisco in March of 2012.

Code of Ethics. We have adopted a code of ethics applicable to our directors, officers, and employees in accordance with applicable Federal securities laws and the rules of Nasdaq. Western Liberty Bancorp’s code of ethics is designed to promote the highest standards of ethical conduct by directors, executive officers, and employees. The code of ethics requires that directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Western Liberty Bancorp’s best interest. The code of ethics incorporates a Code of Ethics for Financial Professionals, which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The goal of the Code of Ethics for Financial Professionals is to ensure that Western Liberty Bancorp maintains the highest integrity in the preparation and reporting of financial information and to assure full, fair, accurate, timely, and understandable disclosure in Securities and Exchange Commission reports and in other public communications. The code of ethics is included as Exhibit 14.1 to Western Liberty Bancorp’s Form 10-K Annual Report for the year ended December 31, 2011, filed with the SEC and available for viewing and downloading at www.sec.gov.

Communication with the board of directors. Stockholders and other interested parties may send written communications directly to the board or to specified individual directors, including the Chairman or any non-management directors, by writing to Ms. Patricia A. Ochal at our principal executive offices: Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Stockholders’ communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled board meeting,

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting,

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting,

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Governance and Nominating Committee or discussed at the next scheduled Governance and Nominating Committee meeting, or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of the communications reported to the board at the next scheduled board meeting.

Leadership structure. The office of Chairman of the Board and the office of Chief Executive Officer are separate at Western Liberty Bancorp by practice. We believe that separation of these two offices is consistent with the board’s responsibility for oversight of management and of the affairs of the organization as a whole. Moreover, a significant commitment of time and energy is necessary to discharge properly the duties of Chief Executive Officer, on one hand, and Chairman of the Board, on the other hand. We believe that having an independent outside director serve as Chairman of the Board is the appropriate leadership structure at this time and we believe that it demonstrates our commitment to good corporate governance.

Risk oversight. Risk oversight is an important function of our board and board committees. Board committees exercising oversight of risks include (x) an Audit Committee that takes into account financial reporting and legal and compliance risks, (y) a Compensation Committee that is responsible for risks relating to employment policies and compensation and benefits systems, and (z) a Governance and Nominating Committee that oversees risks relating to management and board succession, ethics, and business practices. The board satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. The subsidiary bank’s board also oversees risks at the bank level, with committees dedicated to specific functions such as the loan function and the asset/liability management function, exercising direct oversight of the risks associated with the business of banking.

Certain relationships and related party transactions. Transactions occurring at acquisition. For their services to and support of Western Liberty Bancorp during the period in which we sought regulatory approval to become the holding company of Service1st Bank, when the acquisition finally occurred on October 28, 2010 we awarded a total of 200,000 restricted stock units to five individuals: Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the board (50,000 restricted stock units), Daniel B. Silvers, our former President (100,000 restricted stock units), Andrew P. Nelson, our former Chief Financial Officer and a former member of the board (25,000 restricted stock units), Michael Tew, an outside consultant (20,000 restricted stock units), and Laura Conover-Ferchak, an outside consultant (5,000 restricted stock units). Each restricted stock unit is immediately and fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change of control occurs, without payment by these individuals of any additional consideration for the shares. Messrs. Ader, Nelson, and Silvers and Ms. Conover-Ferchak are principals, executives, or both of Ader Investment Management and its affiliates. Mr. Michael A. Tew is the founder and principal of Sandhill Research Partners, which provides due diligence, strategic, and merger & acquisition advisory services for special purpose acquisition companies and merger candidates, and the founder of SPAC Research Partners, an advisory firm for special purpose acquisition companies. At completion of the Service1st Bank acquisition we also made a cash payment of $200,000 to Mr. Ader, $450,000 to Mr. Silvers, and $50,000 to Mr. Nelson, along with a cash payment of $50,000 to Director Michael B. Frankel. When the acquisition of Service1st Bank was completed Andrew P. Nelson and Mark Schulhof resigned from their positions as directors of Western Liberty Bancorp and Daniel B. Silvers resigned as President. Mr. Ader remains a director but he was succeeded as Chief Executive Officer by Mr. William E. Martin, who served and continues to serve as Chief Executive Officer of Service1st Bank. Michael B. Frankel succeeded Jason N. Ader as Chairman of the Board.

In addition to the issuance of restricted stock to Messrs. William E. Martin and former CFO George A. Rosenbaum, Jr., which occurred by the terms of their employment agreements as a result of the Service1st Bank acquisition, and in addition to the award of 200,000 restricted stock units, when the October 28, 2010 acquisition of Service1st Bank occurred we granted 50,000 shares of common stock to each of Michael B. Frankel, our current

Chairman of the Board, Richard A.C. Coles, a current member of the board, and R. Mark Schulhof, a former member of the board.

Sponsor of Western Liberty Bancorp. Western Liberty Bancorp was originally named Global Consumer Acquisition Corp — GCAC. GCAC was formed on June 28, 2007 as a special purpose acquisition company, also known as a SPAC or blank check company. GCAC’s sponsor was Hayground Cove Asset Management LLC, now known as Ader Investment Management LLC, which is owned and controlled by Director Jason N. Ader. GCAC raised more than $300 million in an initial public offering completed on November 27, 2007, selling 31,948,850 units for $10.00 per unit, each unit consisting of one share of common stock and a warrant to acquire a share of common stock. Before the initial public offering GCAC also privately issued 7,987,214 shares of common stock to its founders at the price of $0.001 per share, including Hayground Cove Asset Management LLC and GCAC’s directors, officers, and affiliates, for proceeds of approximately $8,000. Simultaneously with the initial public offering GCAC sold 8.5 million warrants in a private offering to founders for $1.00 per warrant, of which 7.5 million were purchased by Hayground Cove and 1.0 million by GCAC’s former Chief Executive Officer.

By agreement with Hayground Cove on July 20, 2009, more than 95% of the founders’ shares, or a total of 7,618,908 shares, were cancelled by GCAC and exchanged for warrants to acquire GCAC stock, with the result that 368,306 founders’ shares and 16,118,908 privately issued warrants were outstanding after July 20, 2009, in addition to the 31,948,850 publicly issued units. At a special meeting of stockholders held on October 7, 2009 GCAC stockholders agreed to change GCAC’s name to Western Liberty Bancorp and agreed to eliminate the SPAC-related features of GCAC’s governing documents. As a consequence, Western Liberty Bancorp became a conventional corporation with perpetual existence, no longer a SPAC or blank check company. Because of the significant changes in GCAC’s structure made possible by the October 7, 2009 stockholder action, stockholders were given the opportunity to convert their GCAC shares to cash and terminate their GCAC investment. After conversion of the shares held by GCAC stockholders agreeing to conversion, 10,959,169 shares of Western Liberty Bancorp common stock remained outstanding at the end of 2009. To facilitate the Service1st Bank acquisition and to ensure that regulatory approval of that acquisition would be obtained, another significant corporate change occurred nearly one year later, in September of 2010. Specifically, the agreement governing all warrants for the acquisition of Western Liberty common stock was amended to provide that all warrants would be automatically exercised for a fraction (1/32) of a share of common stock when the Service1st Bank acquisition occurred. As a result 1,502,088 shares of our common stock were issued to warrant holders when the acquisition was completed on October 28, 2010, including shares issued to holders of privately issued warrants.

The holders of founders’ shares remaining outstanding are entitled to make up to two demands that we register at our expense the resale of these securities under the Securities Act of 1933. These stockholders also have so-called “piggy-back” registration rights, meaning the right to include the resale of their shares in any registered offer and sale of shares by Western Liberty Bancorp. When the agreement governing warrants was amended in September of 2010, we agreed to register with the SEC for resale the shares of common stock for which privately issued warrants were exercised at completion of the Service1st Bank acquisition. As agreed, we have registered under the Securities Act of 1933 the offer and sale of the founders’ shares and shares issued at acquisition to holders of privately issued warrants, the 200,000 shares issuable at settlement of the restricted stock units awarded to current and former directors, officers, and consultants, and the 150,000 shares of restricted stock awarded at acquisition to one former and two current directors of Western Liberty Bancorp.

Although Ader Investment Management was our original sponsor, Ader Investment Management has no role with Western Liberty Bancorp. Ader Investment Management made passivity commitments to the Federal Reserve so that we could obtain Federal Reserve approval of the Service1st Bank acquisition, as explained in “Voting Securities and Principal Holders — Stock ownership of directors, nominees, and executive officers.” Under an August 13, 2009 Second Amended and Restated Sponsor Support Agreement with Ader Investment Management, we agreed to indemnify Ader Investment Management for any liabilities arising out of its role as our sponsor. Under the July 20, 2009 agreement that provided for the exchange of founders’ shares for warrants to acquire common stock, we agreed to indemnify Ader Investment Management for any liabilities arising out of that restructuring.

Loans to directors, executive officers, and their associates. Directors and executive officers of Western Liberty Bancorp and their associates are customers of and enter into banking transactions with Service1st Bank in the ordinary course of business. We expect that these relationships and transactions will continue. When entered into the transactions with directors, executive officers, and their associates did not involve more than the normal risk of collectibility or present other unfavorable features. Loans and commitments to lend included in these transactions were made and will be made on substantially the same terms — including interest rates and collateral — as those prevailing at the time for comparable transactions with persons not affiliated with Western Liberty Bancorp.

When Service1st Bank commenced business on January 16, 2007, the bank sought ways to deploy in the form of loans and investments the significant amount of capital that was raised in the bank’s establishment. In the first quarter of 2007 the bank purchased a $5 million portion of an existing term loan to Golden Gaming, Inc., of which former Director Blake L. Sartini, Sr. was Chairman, Chief Executive Officer, and principal stockholder. Mr. Sartini resigned as a director of Service1st Bank on or about December 1, 2010 and he resigned as a director of Western Liberty Bancorp effective February 14, 2011. Service1st Bank’s $5 million loan interest constituted less than 5% of the entire loan amount. Service1st Bank sold its interest in the Golden Gaming loan on or about February 24, 2011 to a private investment fund for approximately $3.0 million. At the time of sale the principal balance of the bank’s portion of the loan was approximately $3.8 million. Secured by a First Deed of Trust on a casino facility and maturing in November of 2011, the loan began to experience weakness in 2009 in tandem with increasing distress in the Clark County economy. The loan became nonperforming in 2010. The loan was on nonaccrual status at the time of sale, with a majority of the loan classified as substandard and the remainder doubtful.

Transactions with affiliated entities. Director Terrence L. Wright is the principal stockholder and Chairman of the Board and executive officer of a number of companies that provide services to Service1st Bank from time to time, including Westcor Land Title Insurance Company, Nevada Title Company, Nevada Construction Services, and Alliance Construction Advisors. The services are provided to Service1st Bank on arm’s-length equivalent terms. Total payments by Service1st Bank to these entities were less than $120,000 in each of 2011 and 2010.

Executive officer compensation. The table to follow shows the compensation of our current Chief Executive Officer, our former Chief Financial Officer, and the two other most highly compensated executive officers whose compensation exceeded $100,000. Through Service1st Bank we maintain various benefit plans for employees generally, including a non-contributory 401(k) plan, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time. These employee benefits are not reflected in the compensation figures included in the table.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary		Bonus	Stock awards (1)		Option awards (1)	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
William E. Martin,	2011	$325,000		—	—		—	—	—	—	$325,000
Chief Executive Officer	2010	$237,500	(2)	—	$1,000,000	(3)	—	—	—	—	$1,237,500

George A. Rosenbaum Jr.,	2011	$211,666	(4)	—	—		—	—	—	—	$211,666
Chief Financial Officer	2010	$200,000		—	$250,000	(5)	—	—	—	—	$450,000
until December 23, 2011

Richard Deglman,	2011	$250,000		—	—		—	—	—	—	$250,000
Chief Credit Officer of	2010	$219,792	(6)	—	—		—	—	—	—	$219,792
Service1st Bank

Patricia A. Ochal, acting	2011	$175,750		—	—		—	—	—	—	$175,750
Chief Financial Officer since
December 23, 2011 (7)

(1)  The amounts shown reflect the aggregate grant date fair value of stock awards and stock options, computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation actually received by the named executive officers.

(2)  Of this amount, $183,333 is compensation for the ten-month period ended October 31, 2010. The remainder represents compensation for the final two months of 2010 under the February 8, 2010 Amended and Restated Employment Agreement, which became effective when the October 28, 2010 acquisition occurred.

(3)  When the acquisition of Service1st Bank occurred on October 28, 2010, Mr. Martin became entitled by the terms of his February 8, 2010 Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $1.0 million. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Martin was awarded 155,279 shares of restricted stock. The shares of restricted stock vest in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to Mr. Martin’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. For this purpose, the term change in control means the acquisition by a third party of 50% of more of our outstanding voting securities or the power to cause the election of a majority of the members of the board. By the terms of the employment agreement Mr. Martin is prevented from selling the shares for one year after the shares become vested, except that he may sell a number sufficient to pay taxes imposed on account of share vesting. If Mr. Martin terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Martin may not transfer the shares that are subject to that potential forfeiture unless he first receives written approval from Western Liberty Bancorp.

(4)  Includes a payment of $15,384 at termination on December 23, 2011 for accrued but unused vacation.

(5)  When the acquisition of Service1st Bank occurred, Mr. Rosenbaum became entitled by the terms of his December 18, 2009 Second Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $250,000. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Rosenbaum was awarded 38,819 shares of restricted stock, subject to the same terms and conditions regarding vesting and forfeiture as those of Mr. Martin. Mr. Rosenbaum’s termination became effective on December 23, 2011. After forfeitures and withholding to cover taxes, the net number of vested, restricted shares retained by Mr. Rosenbaum was 2,601 shares.

(6)  Of this amount, $178,125 is compensation for the ten-month period ended October 31, 2010. The remainder represents compensation for the final two months of 2010 under Mr. Deglman’s November 6, 2009 Employment Agreement with Western Liberty Bancorp, which agreement became effective when the October 28, 2010 acquisition occurred.

(7)  Ms. Ochal is one of the organizers of Service1st Bank, serving also as its Chief Financial Officer. She became acting Chief Financial Officer of Western Liberty Bancorp when Mr. Rosenbaum’s resignation became effective on December 23, 2011. Because no person may be designated as a new director or new senior executive officer of Western Liberty Bancorp unless the non-objection of the Federal Reserve Bank is first obtained by Western Liberty Bancorp, nor may the responsibilities of a senior executive officer be changed unless the Federal Reserve Bank first states that it has no objection, Ms. Ochal’s service as Chief Financial Officer cannot be confirmed until we obtain the non-objection of the Federal Reserve Bank. We are in the process of seeking the Federal Reserve Bank’s assent to Ms. Ochal’s service as Chief Financial Officer of Western Liberty Bancorp, but we give no assurance that it will be obtained.

Executive officer employment agreements. Mr. William E. Martin serves as our Chief Executive Officer and as a director according to a February 8, 2010 Amended and Restated Employment Agreement. The initial term of the agreement is three years from the October 28, 2010 acquisition date, renewing annually thereafter for an additional year. Mr. Martin is entitled by the agreement to an annual salary of at least $325,000. If a change in control occurs while Mr. Martin is serving as Chief Executive Officer, he will be entitled by the employment agreement to a payment equal to his annual base salary. Mr. Richard Deglman serves as Chief Credit Officer of Service1st Bank according to a November 6, 2009 Employment Agreement with Western Liberty Bancorp. Like Mr. Martin’s agreement, the initial term of Mr. Deglman’s employment agreement is three years from the October 28, 2010 acquisition date, renewing annually thereafter for an additional year. If a change in control occurs while Mr. Deglman is serving as Chief Credit Officer, he will be entitled by the employment agreement to a payment equal to his annual base salary. Mr. Deglman is entitled by the agreement to an annual salary of at least $250,000. Until his December 23, 2011 termination, Mr. George A. Rosenbaum served as Executive Vice President of Service1st Bank and Chief Financial Officer of Western Liberty Bancorp according to a December 18, 2009 Second Amended and Restated Employment Agreement with Western Liberty Bancorp.

The employment agreements of Messrs. Martin, Deglman, and Rosenbaum prohibit competition with us for a period of one year after employment termination, along with a one-year prohibition against solicitation of any of our customers or employees. The agreements also provide for indemnification of the executives by us for any liabilities incurred by them as a result of their service to Western Liberty Bancorp or Service1st Bank. Messrs. Martin and Deglman have also entered into separate Indemnification Agreements with Western Liberty Bancorp.

As explained under the caption “Voting Securities and Principal Holders — Stock ownership of directors, nominees, and executive officers,” the employment agreement of Mr. Martin and the employment agreement of Mr. Rosenbaum provided for an award of restricted stock when the October 28, 2010 acquisition occurred.

Ms. Ochal serves as Executive Vice President and Chief Financial Officer of Service1st Bank under a November 30, 2007 employment agreement with Service1st Bank. The employment agreement has a term of three years, extending for one additional year in January of each year unless the board of Service1st Bank acts to prevent extension of the term. The $175,750 base salary payable to Ms. Ochal by the terms of the agreement may be increased by the board but may not be reduced without Ms. Ochal’s consent. The terms of her employment agreement provide that, in addition to continued life insurance and medical coverage for up to three years and a cash payment equal to the intrinsic value of unvested options, she will be entitled to receive the base salary for the remaining term of the agreement if she is terminated involuntarily but without cause or if she terminates voluntarily because of an adverse change in her employment circumstances to which she did not consent in advance. If the termination occurs within 24 months after a change in control, however, such as the acquisition that occurred on October 28, 2010, Ms. Ochal’s severance benefit would be payable in a single lump sum promptly after termination and the amount of the payment would be equal to two times the sum of her salary, her annual automobile allowance ($650 monthly), and her most recent bonus. The noncompete provisions of the employment agreement became void when the October 28, 2010 acquisition occurred. As explained under the subheading “Special supervisory compensation restrictions,” because of supervisory restrictions to which Service1st Bank and Western Liberty Bancorp are subject, and despite the severance provisions of Ms. Ochal’s employment agreement, neither Western Liberty Bancorp nor Service1st Bank may pay to a director, officer, employee, or controlling stockholder a severance benefit or a change-in-control benefit without first obtaining regulatory approval.

Application of Internal Revenue Code section 162(m) deduction limit. Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. Performance-based compensation such as stock-option compensation or a performance-based cash bonus generally is exempt from the $1.0 million limit if awarded under a stockholder-approved plan. The board of directors and the Compensation Committee could award non-deductible compensation as they deem appropriate, but currently Western Liberty Bancorp has not yet realized taxable income. Because of ambiguities in the application and interpretation of section 162(m) and the regulations issued under section 162(m), we cannot assure you that compensation intended to satisfy the requirements for deductibility under section 162(m) actually will be deductible.

Potential future equity awards. As a result of the October 28, 2010 acquisition of Service1st Bank, outstanding options granted by Service1st Bank under a stock option plan approved by Service1st Bank stockholders in 2007 became options to acquire Western Liberty Bancorp common stock, adjusted for the exchange ratio applicable to the acquisition: 47.5975 shares of Western Liberty Bancorp common stock for each share of Service1st Bank common stock. Western Liberty Bancorp assumed the obligations under the Service1st Bank stock option plan and may issue awards under the plan. The options awarded under the plan to acquire Service1st Bank common stock, all exercisable for $1,000 per share, now represent the right to acquire 246,952 shares of Western Liberty Bancorp common stock at $21.01 per share. No awards may be made under the plan by Western Liberty Bancorp after December 6, 2016, the tenth anniversary of the plan’s effective date.

In addition, before the acquisition of Service1st Bank occurred Western Liberty Bancorp’s board of directors granted to the Compensation Committee the right to award up to 1.5 million shares of restricted stock to members of management and to consultants. The board granted to the Compensation Committee the right to determine after completion of the acquisition to whom awards, if any, shall be granted and what the terms of those awards shall be. The Compensation Committee awards will not be submitted for approval by stockholders in advance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes unexercised stock options, shares of restricted stock that have not vested, and related information as of December 31, 2011 for each of the individuals identified in the Summary Compensation Table. The market value of restricted stock awards is based on the closing price of $2.75 per share for Western Liberty Bancorp common stock at the end of 2011.

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Equity incentive plan awards: Number of securities underlying unexercised options (#) unexercisable (1)		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
William E. Martin, Chief	—	23,798	(3)	—	$21.01	12/20/2017	(3)	124,223	$341,614	—	—
Executive Officer

George A. Rosenbaum	—	—		—	—	—		—	—	—	—
Jr., former Chief Financial Officer (resigned December 23, 2011)

Richard Deglman, Chief	21,419	14,279	(4)	—	$21.01	8/11/2018		—	—	—	—
Credit Officer of Service1st Bank

Patricia A. Ochal, acting	14,231	3,617	(5)	—	$21.01	6/12/2017		—	—	—	—
Chief Financial Officer	10,709	7,140	(5)	—	$21.01	8/11/2018

(1)  Options granted to Messrs. Martin and Deglman and Ms. Ochal by Service1st Bank that became options to purchase Western Liberty Bancorp common stock as a result of the October 28, 2010 acquisition. The number of shares of our common stock acquirable by exercise of Service1st Bank options was determined by multiplying the number of shares of Service 1st Bank common stock subject to the option (500 shares in the case of Mr. Martin, 750 shares for Mr. Deglman and Ms. Ochal) by 47.5975, which is the number of shares of Western Liberty Bancorp common stock issued in the October 28, 2010 acquisition for each share of Service1st Bank common stock.

(2)  Mr. Martin’s 155,279 share restricted stock award vests in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to the executive’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. For this purpose the term change in control means the acquisition by a third party of 50% of more of our outstanding voting securities or the power to cause the election of a majority of the members of the board. Mr. Martin is prevented from selling the shares for one year after the shares become vested, except for a number sufficient to pay taxes imposed on account of share vesting. If he terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Martin may not transfer the shares that are subject to that potential forfeiture unless he first receive written approval from Western Liberty Bancorp.

(3)  Mr. Martin’s December 20, 2007 incentive stock option to acquire 14,278 shares and his January 1, 2008 incentive stock option to acquire an additional 9,520 shares, each with an exercise price of $21.01, become vested and exercisable if Service1st Bank’s total deposits are equal to or greater than $750 million on December 31, 2012, but both options are forfeited on that date if total deposits are less than $750 million. The options expire on December 20, 2017.

(4)  Mr. Deglman’s incentive stock option awarded on August 11, 2008 vests in equal installments on the first five anniversaries of the award.

(5)  Ms. Ochal’s stock option awards vest in substantially equal installments on the first five anniversaries of the award. On June 12, 2007 she was awarded a nonqualified stock option to acquire 8,900 shares and an incentive stock option for an additional 8,948 shares. On August 11, 2008 she was awarded an incentive stock option to acquire 17,849 shares.

Director compensation. The following table shows all compensation paid to and earned by Western Liberty Bancorp’s non-employee directors for services in all capacities in 2011. Information about the compensation of

William E. Martin, a director and our current Chief Executive Officer, is included under the caption “Executive officer compensation” above, including the Summary Compensation Table.

Name	Fees earned or paid in cash ($) (1)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Jason N. Ader	23,750	—	—	—	23,750
Curtis W. Anderson, CPA	35,000	—	—	—	35,000
Richard A.C. Coles	30,000	—	—	—	30,000
Michael B. Frankel, Chairman	50,000	—	—	—	50,000
Robert G. Goldstein (director until March 9, 2012)	20,000	—	—	—	20,000
Steven D. Hill (director from March 16, 2011 to October 1, 2011)	6,167	—	—	—	6,167
Blake L. Sartini, Sr. (director until February 14, 2011)	—	—	—	—	—
Terrence L. Wright, Vice Chairman	25,000	—	—	—	25,000

(1)	Annual board fees, board chairman fee, committee chairman fee, and committee fees.

Our Compensation Committee recommended and our Governance and Nominating Committee approved annual cash compensation to our non-executive directors and committee members in the following amounts: $50,000 for the Chairman of the Board; $20,000 for all other non-executive members of the board; an additional $15,000 for the Chairman of our Audit Committee; an additional $5,000 for all other members of our Audit Committee; and an additional $10,000 for the Chairman of the Compensation Committee.

Indemnification. In addition to the indemnification provided in our amended and restated Certificate of Incorporation, we have entered into agreements with our directors to provide contractual indemnification. We believe that these provisions and agreements are necessary to attract qualified directors. Our Bylaws also permit us to secure insurance on behalf of any officer, director, or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Special supervisory compensation restrictions. Because of supervisory restrictions to which both Service1st Bank and Western Liberty Bancorp are subject, neither Western Liberty Bancorp nor Service1st Bank may pay or agree to pay to a director, officer, employee, or controlling stockholder a severance benefit or a change-in-control benefit under an employment agreement, severance agreement, or other agreement without first obtaining regulatory approval. A change-in-control benefit consisting merely of accelerated vesting of benefits could require advance regulatory approval under these special supervisory restrictions. The restrictions will not be lifted until the FDIC and the Federal Reserve Bank determine that the condition of the bank and the holding company have improved sufficiently to warrant elimination of the supervisory restrictions.

SECOND PROPOSAL — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

We are asking stockholders to ratify the Audit Committee’s appointment of Crowe Horwath LLP to serve as our independent auditor for the year ending December 31, 2012. Crowe Horwath LLP served as independent auditor for the years ended December 31, 2011 and December 31, 2010. We expect one or more representatives of Crowe Horwath LLP to be present at the annual meeting. The representative of Crowe Horwath LLP will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

The fees we paid to Crowe Horwath LLP in 2010 and 2011 are as follows —

	2011	2010
Audit fees (1)	$246,456	$269,000
Audit-related fees (2)	$15,000	$0
Tax fees (3)	$22,500	$35,000
All other fees	$0	$0
Total	$283,956	$304,000

(1)  Audit fees consist of fees for the audit of our annual financial statements, for review of the financial statements included in Forms 10-Q filed with the SEC, and for review of our Current Reports on Form 8-K and review of other SEC filings.

(2)  Audit-related fees include fees for services relating to preparation and finalization of registration statements for securities offerings.

(3)	Tax fees consist of fees for tax compliance services and return preparation.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approved all auditing services performed for us by Crowe Horwath LLP in 2011 and 2010. The Audit Committee will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimis exceptions for nonaudit services described in the Securities Exchange Act of 1934 that are approved by the Audit Committee before completion of the audit). The Audit Committee may form and delegate authority to an Audit Committee subcommittee consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of the subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The board of directors recommends a vote FOR ratification of the Audit Committee’s appointment of Crowe Horwath LLP as Western Liberty Bancorp’s independent auditor for the fiscal year ending December 31, 2012

Report of the Audit Committee

Management is responsible for Western Liberty Bancorp’s internal controls and the financial reporting process. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board and is responsible for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee appointed Crowe Horwath LLP in 2011 as Western Liberty Bancorp’s independent registered public accounting firm for 2011.

The Audit Committee met and held discussions with management and Crowe Horwath LLP, Western Liberty Bancorp’s independent auditor in 2011. The Audit Committee obtained from Crowe Horwath LLP a formal written statement describing all relationships between the firm and Western Liberty Bancorp that might affect the firm’s independence, as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with Crowe Horwath LLP any relationships that may have an impact on its objectivity and independence, and satisfied itself concerning the independence of Crowe Horwath LLP. The Audit Committee also discussed with management, with Western Liberty Bancorp’s internal auditors, and with Crowe Horwath LLP the quality and adequacy of Western Liberty’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The committee reviewed with Crowe Horwath LLP and Western Liberty’s internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of Crowe Horwath LLP’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited consolidated financial statements of Western Liberty Bancorp as of and for the year ended December 31, 2011 with management and with the independent auditor.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the board that Western Liberty Bancorp’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Crowe Horwath LLP to continue as Western Liberty Bancorp’s independent registered public accounting firm for fiscal year 2012. Western Liberty Bancorp is seeking at the 2012 annual meeting stockholder ratification of that appointment.

Audit Committee
Curtis W. Anderson, CPA, Committee Chairman
Richard A.C. Coles
Terrence L. Wright

MISCELLANEOUS

Stockholder proposals. Stockholders desiring to submit proposals for inclusion in Western Liberty Bancorp’s proxy materials for the 2013 annual meeting must submit the proposals to us at our executive offices no later than December 27, 2012. We will not include in our proxy statement or form of proxy for the 2013 annual meeting a stockholder proposal that is received after that date or that otherwise fails to satisfy Securities and Exchange Commission requirements for stockholder proposals, including the requirements of Securities and Exchange Commission Rule 14a-8.

If a stockholder intends to present a proposal at the 2013 annual meeting without seeking to include the proposal in our proxy materials for that meeting, the stockholder must give advance notice to us no later than March 18, 2013. If the stockholder fails to do so, our proxies for the 2013 annual meeting will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in our proxy materials.

Section 16(a) beneficial ownership reporting compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that each of our directors and executive officers, as well as any persons who own more than 10% of a registered class of our equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock. Based solely on review of the copies of reports furnished to us and written representations to us, to the best of our knowledge all section 16(a) filing requirements applicable to executive officers, directors, and beneficial owners of more than 10% of our stock were complied with during and for the fiscal year ended December 31, 2011, except that in February of 2011 Directors Ader and Coles filed four days late their Forms 5 reporting beneficial ownership as of December 31, 2010, and Director Wright purchased shares on December 31, 2010 but did not submit the necessary Form 4 report of change in beneficial ownership within the required two-day period.

Other proposals. The board does not know of any proposals to be presented at the annual meeting other than the proposals set forth in the Notice of Annual Meeting of Stockholders, along with routine business relating to the conduct of the Annual Meeting. However, if any other proposals are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies on those proposals in accordance with their best judgment.

Delivery of Documents to Stockholders Sharing an Address. Securities and Exchange Commission rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. Upon oral or written request, we will promptly deliver to any stockholder residing at the same address as another stockholder but who wishes to receive his or her own copy a separate copy of the proxy materials. Requests should be directed to Ms. Patricia A. Ochal, by phone at (702) 966-7400 or by mail to Western Liberty Bancorp, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113.

Western Liberty Bancorp

VOTE BY INTERNET
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of Western Liberty Bancorp, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 19, 2012.

Vote Your Proxy on the Internet:		Vote Your Proxy by Mail:
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	**OR**	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

The Board of Directors Recommends a Vote "FOR ALL" Director Nominees (Proposal One) and "FOR" Ratification of the Appointment of Crowe Horwath LLP as Independent Registered Public Accounting Firm for Fiscal Year 2012 (Proposal Two)

Please mark your votes like this **X**

PROPOSAL ONE – ELECTION OF DIRECTORS

	FOR all Nominees	WITHHOLD AUTHORITY for all Nominees	FOR all Nominees except (see instructions below)
1. To elect the nominees identified below as directors to serve until the annual meeting in 2013 or until their successors are elected and qualified	☐	☐	☐

01. Jason N. Ader
02. Curtis W. Anderson
03. Richard A.C. Coles
04. Michael B. Frankel
05. William E. Martin
06. Terrence L. Wright

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below:

____

PROPOSAL TWO – RATIFICATION OF AUDITOR

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED TO THE LEFT FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________, **2012.**

Note: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.